Exhibit 99.1

Communicate.com Teams with Consumer Engineering Veterans at Wanderspot to Develop New Online Destinations

SEATTLE, WA – February 25, 2008 – Communicate.com Inc. (OTC BB: CMNN) today announced a comprehensive, strategic relationship with the engineering and interactive design gurus at Wanderspot LLC based in Seattle, WA. Communicate.com will leverage Wanderspot’s expertise in engineering, web development, design and interactive technology to build out select consumer online destinations within its extensive portfolio of properties. The beta launch of brazil.com last week marked the first of several online travel destinations that Wanderspot is focused on developing over the next several months.

The management team at Communicate.com has identified key properties as the core focus for growth through traffic-driven content destinations and revenue-focused e-commerce properties. Wanderspot will act as a strategic advisor, developer and designer for the mutually agreed upon destinations owned by Communicate.com.

“The growth strategy for Communicate.com involves attracting top-notch specialists to execute the highest caliber of work to drive us towards our goals,” commented Jonathan Ehrlich, President of Communicate.com.  “The incredibly talented team at Wanderspot understands how to build destinations that are easily discovered, highly engaging and easy to use. Their focused work on developing these prime properties will enable our management team to continue to deliver against our objectives of scaling and monetizing these experiences.”

Wanderspot is a private, closely held company of web development front-runners, highly praised for creating user-friendly, interactive consumer destinations including Jobster.com, ESPN.com and Drugstore.com. Collaborating backgrounds in interactive design, engineering and consumer software, the founders of Wanderspot share the mission to create better, more user-driven online experiences.

The destinations being built through this strategic relationship between Communicate.com and Wanderspot are expected to launch before the end of Q3 2008.

About Communicate.com Inc.

Communicate.com builds, owns and operates some of the most powerful content and commerce destinations on the Internet. Founded in 1994, Communicate.com has headquarters in Vancouver, British Columbia with a location in Bellingham, Washington. Communicate.com is publicly traded on the NASD OTCBB (CMNN). For more information, visit www.communicate.com.

About Wanderspot

For a first look at this brand new web design and engineering company, visit www.wanderspot.com

Safe Harbor: Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Communicate.com Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions; it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in economic conditions and other risks detailed from time to time in Communicate.com’s filings with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release represent the Company's views as of the date of this press release. The Company does not undertake any obligation to update any forward-looking statements, and readers are cautioned not to place undue reliance on these forward-looking statements.

CONTACT:

Communicate.com Inc.

Becky Porter

Director, Corporate Communications

(206) 713-7959

beckyporterbolt@gmail.com

Communicate.com Inc.

Adam Rabiner

Director, Investor Relations

(604) 453-4875 or 1-866-898-4354

adam@communicate.com

Alliance Advisors, LLC

Mark McPartland

Vice President

(910) 221-1827

markmcp@allianceadvisors.net